EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 5, 2020 with respect to the statements of condition including the related portfolios of Dividend Sustainability Portfolio 2020-1; International Dividend Sustainability Portfolio 2020-1; European Dividend Sustainability Portfolio 2020-1 and Global Dividend Sustainability Portfolio 2020-1 (included in Invesco Unit Trusts, Series 2031) as of February 5, 2020 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-235622) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP


New York, New York
February 5, 2020